Exhibit 99.1

Texas Roadhouse, Inc. Announces First Quarter 2019 Results

LOUISVILLE, KY. (April 29, 2019) — Texas Roadhouse, Inc. (NasdaqGS: TXRH), today announced financial results for the 13 week period ended March 26, 2019.

	First Quarter
($000’s)	2019	2018	% Change

Total revenue	$690,608	$627,705	10.0%
Income from operations	60,445	64,871	(6.8)%
Net income	50,390	54,541	(7.6)%
Diluted EPS	$0.70	$0.76	(8.1)%

Results for the first quarter included the following highlights:

•                  Comparable restaurant sales increased 5.2% at company restaurants and 4.3% at domestic franchise restaurants;

•                  Restaurant margin, as a percentage of restaurant and other sales, decreased 128 basis points to 17.9%, primarily due to labor costs which increased 118 basis points.  Restaurant margin dollars increased 2.7% to $122.6 million from $119.4 million in the prior year;

•                  Diluted earnings per share decreased 8.1% to $0.70 from $0.76 in the prior year primarily due to higher general and administrative expenses and higher depreciation and amortization expense, partially offset by higher restaurant margin dollars; and

•                  Four Texas Roadhouse company restaurants were opened and two international franchise restaurants were opened.

Scott Colosi, President of Texas Roadhouse, Inc., commented, “Our top-line momentum continued this quarter highlighted by comparable restaurant sales growth of 5.2%.  Despite our ongoing sales strength, our profits continue to be pressured by higher labor costs.  Much of the labor increase was driven by wage rate and other labor inflation that currently does not show signs of abating.  As a result, we are updating our labor inflation expectations for 2019.  The additional 1.5% of pricing we put in place at the beginning of the second quarter will provide a significant benefit for the remainder of 2019.  While we are certainly facing some challenges in our business right now, I have no doubt that our brand positioning is stronger than ever.”

Kent Taylor, Chief Executive Officer of Texas Roadhouse, Inc., commented, “I am proud of our operators who continue to be committed to actively protecting the guest experience and taking care of our employees in this very competitive labor market.  We will continue to manage our business with a long-term view that includes growing average unit volumes from just over $5.0 million to $6.0 million in the coming years.  We believe this approach, along with the strength of our operations and our legendary brand, well positions our business for long-term sales and profit growth.”

2019 Outlook

Comparable restaurant sales at company restaurants for the first four weeks of our second quarter of fiscal 2019 increased approximately 2.9% compared to the prior year period.

Management updated the following expectation for 2019:

•                  Approximately 7.0% to 8.0% growth in total labor dollars per store week.

Management reiterated the following expectations for 2019:

•                  Positive comparable restaurant sales growth including a menu price increase of approximately 1.5% implemented at the beginning of the second quarter;

•                  25 to 30 company restaurant openings, including as many as four Bubba’s 33 restaurants;

•                  Commodity cost inflation of approximately 1.0% to 2.0%;

•                  An income tax rate of approximately 15.0%; and

•                  Total capital expenditures of approximately $210 million to $220 million.

Non-GAAP Measures

We prepare our consolidated financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”).  Within our press release, we make reference to restaurant margin (in dollars and as a percentage of sales).  Restaurant margin represents restaurant and other sales less restaurant-level operating costs, including cost of sales, labor, rent and other operating costs.  Restaurant margin should not be considered in isolation, or as an alternative, to income from operations.  This non-GAAP measure is not indicative of overall company performance and profitability in that this measure does not accrue directly to the benefit of shareholders due to the nature of the costs excluded.  Restaurant margin is widely regarded as a useful metric by which to evaluate restaurant-level operating efficiency and performance.  In calculating restaurant margin, we exclude certain non-restaurant-level costs that support operations, including pre-opening and general and administrative expenses, but do not have a direct impact on restaurant-level operational efficiency and performance.  We also exclude depreciation and amortization expense, substantially all of which relates to restaurant-level assets, as it represents a non-cash charge for the investment in our restaurants.  We also exclude impairment and closure expense as we believe this provides a clearer perspective of ongoing operating performance and a more useful comparison to prior period results.  Restaurant margin as presented may not be comparable to other similarly titled measures of other companies in our industry.  A reconciliation of income from operations to restaurant margin is included in the accompanying financial tables.

Conference Call

Texas Roadhouse is hosting a conference call today, April 29, 2019 at 5:00 p.m. Eastern Time to discuss these results.  The dial-in number is (877) 699-0953 or (647) 689-5456 for international calls.  A replay of the call will be available for one week following the conference call.  To access the replay, please dial (800) 585-8367 or (416) 621-4642 for international calls, and use 4384729 as the pass code.  There will be a simultaneous Web cast conducted at www.texasroadhouse.com.

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today has grown to over 590 restaurants system-wide in 49 states and ten foreign countries.  For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, are forward-looking statements that involve risks and uncertainties.  Such statements are based upon the current beliefs and expectations of the management of Texas Roadhouse.  Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurants opening; the sales at these and our other company and franchise restaurants; changes in restaurant development or operating costs, such as food and labor; our ability to acquire franchise restaurants; our ability to integrate the franchise restaurants we acquire or other concepts we develop; our ability to continue to generate the necessary cash flows to fund our new restaurant growth, continue our share repurchase program and pay a quarterly cash dividend; strength of consumer spending; pending or future legal claims; breaches of security; conditions beyond our control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting our customers or food supplies; food safety and food-borne illness concerns; acts of war or terrorism and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission.  Investors should take such risks into account when making investment decisions.  Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  We undertake no obligation to update any forward-looking statements.

# # #

Contacts:

Investor Relations

Tonya Robinson

(502) 515-7269

Media

Travis Doster

(502) 638-5457

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	13 Weeks Ended
	March 26, 2019	March 27, 2018

Revenue:
Restaurant and other sales	$685,117	$622,402
Franchise royalties and fees	5,491	5,303

Total revenue	690,608	627,705

Costs and expenses:

Restaurant operating costs (excluding depreciation and amortization shown separately below):
Cost of sales	223,712	202,786
Labor	223,880	196,030
Rent	13,128	11,851
Other operating	101,802	92,378
Pre-opening	3,868	5,044
Depreciation and amortization	27,773	24,484
Impairment and closure	17	86
General and administrative	35,983	30,175

Total costs and expenses	630,163	562,834

Income from operations	60,445	64,871

Interest income (expense), net	754	(359)
Equity income from investments in unconsolidated affiliates	113	324

Income before taxes	61,312	64,836
Provision for income taxes	9,119	8,457

Net income including noncontrolling interests	52,193	56,379
Less: Net income attributable to noncontrolling interests	1,803	1,838
Net income attributable to Texas Roadhouse, Inc. and subsidiaries	$50,390	$54,541

Net income per common share attributable to Texas Roadhouse, Inc. and subsidiaries:
Basic	$0.70	$0.76
Diluted	$0.70	$0.76

Weighted average shares outstanding:
Basic	71,753	71,333
Diluted	72,187	71,805

Cash dividends declared per share	$0.30	$0.25

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 26, 2019	December 25, 2018

Cash and cash equivalents	$252,107	$210,125
Other current assets, net	70,891	134,894
Property and equipment, net	971,135	956,676
Operating lease right-of-use asset, net	472,122	—
Goodwill	123,220	123,220
Intangible assets, net	1,711	1,959
Other assets	46,764	42,402

Total assets	$1,937,950	$1,469,276

Other current liabilities	362,450	385,142
Operating lease liabilities, net of current portion	506,973	—
Other liabilities, net	80,380	123,426
Texas Roadhouse, Inc. and subsidiaries stockholders’ equity	973,493	945,569
Noncontrolling interests	14,654	15,139

Total liabilities and equity	$1,937,950	$1,469,276

Note:  Beginning in 2019, we adopted Accounting Standards Codification 842, Leases, which requires the recognition of an operating lease right-of-use asset and operating lease liability for virtually all leases.

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	13 Weeks Ended
	March 26, 2019	March 27, 2018

Cash flows from operating activities:
Net income including noncontrolling interests	$52,193	$56,379
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	27,773	24,484
Share-based compensation expense	9,132	7,475
Other noncash adjustments, net	360	4,661
Change in working capital	21,957	13,808
Net cash provided by operating activities	111,415	106,807

Cash flows from investing activities:
Capital expenditures - property and equipment	(42,044)	(35,307)
Acquisition of franchise restaurants, net of cash acquired	—	—
Net cash used in investing activities	(42,044)	(35,307)

Cash flows from financing activities:
Dividends paid	(17,904)	(14,945)
Other financing activities, net	(9,485)	(9,644)
Net cash used in financing activities	(27,389)	(24,589)

Net increase in cash and cash equivalents	41,982	46,911
Cash and cash equivalents - beginning of period	210,125	150,918
Cash and cash equivalents - end of period	$252,107	$197,829

Texas Roadhouse, Inc. and Subsidiaries

Reconciliation of Income from Operations to Restaurant Margin

(in thousands)

(unaudited)

	13 Weeks Ended
	March 26, 2019	March 27, 2018

Income from operations	$60,445	$64,871

Less:
Franchise royalties and fees	5,491	5,303

Add:
Pre-opening	3,868	5,044
Depreciation and amortization	27,773	24,484
Impairment and closure	17	86
General and administrative	35,983	30,175

Restaurant margin	$122,595	$119,357

Restaurant margin (as a percentage of restaurant and other sales)	17.9%	19.2%

Texas Roadhouse, Inc. and Subsidiaries

Supplemental Financial and Operating Information

($ amounts in thousands, except weekly sales by group)

(unaudited)

	First Quarter		Change
	2019	2018	vs LY

Restaurant openings
Company - Texas Roadhouse	4	6	(2)
Company - Bubba’s 33	0	1	(1)
Company - Other	0	0	0
Franchise - Texas Roadhouse - U.S.	0	0	0
Franchise - Texas Roadhouse - International	2	2	0
Total	6	9	(3)

Restaurants open at the end of the quarter
Company - Texas Roadhouse	468	446	22
Company - Bubba’s 33	25	21	4
Company - Other	2	2	0
Franchise - Texas Roadhouse - U.S.	69	70	(1)
Franchise - Texas Roadhouse - International	24	19	5
Total	588	558	30

Company restaurants
Restaurant and other sales	$685,117	$622,402	10.1%
Store weeks	6,386	6,048	5.6%
Comparable restaurant sales growth (1)	5.2%	4.9%
Texas Roadhouse restaurants only:
Comparable restaurant sales growth (1)	5.1%	4.9%
Average unit volume (2)	$1,418	$1,356	4.6%
Weekly sales by group:
Comparable restaurants (429 units)	$109,634
Average unit volume restaurants (22 units) (3)	$98,938
Restaurants less than 6 months old (17 units)	$113,880

Restaurant operating costs (as a % of restaurant and other sales)
Cost of sales	32.7%	32.6%	7	bps
Labor	32.7%	31.5%	118	bps
Rent	1.9%	1.9%	1	bps
Other operating	14.9%	14.8%	2	bps
Total	82.1%	80.8%	128	bps

Restaurant margin	17.9%	19.2%	(128	)bps
Restaurant margin ($ in thousands)	$122,595	$119,357	2.7%
Restaurant margin $/Store week	$19,197	$19,735	(2.7)%

Franchise restaurants
Franchise royalties and fees	$5,491	$5,303	3.5%
Store weeks	1,191	1,139	4.6%
Comparable restaurant sales growth (1)	2.8%	1.8%
U.S. franchise restaurants only:
Comparable restaurant sales growth (1)	4.3%	3.9%
Average unit volume (2)	$1,461	$1,401	4.3%

Pre-opening expense	$3,868	$5,044	(23.3)%

Depreciation and amortization	$27,773	$24,484	13.4%
As a % of revenue	4.0%	3.9%	12	bps

General and administrative expenses	$35,983	$30,175	19.2%
As a % of revenue	5.2%	4.8%	40	bps

(1)  Comparable restaurant sales growth reflects the change in year-over-year sales for restaurants open a full 18 months before the beginning of the period measured, excluding sales from restaurants closed during the period.

(2)  Average unit volume includes sales from Texas Roadhouse restaurants open for a full six months before the beginning of the period measured, excluding any sales at restaurants closed during the period.

(3)  Average unit volume restaurants include restaurants open a full six and up to 18 months before the beginning of the period measured.

Amounts may not foot due to rounding.